                                                       Exhibit 3.4

                           CERTIFICATE OF CORRECTION
                                       TO
                           CERTIFICATE OF DESIGNATIONS
                                       OF
                                  REED'S, INC.

                                -----------------


        Reed's, Inc., a Delaware corporation (the "Corporation"), acting pursuant to Section 103(f) of the Delaware General Corporation Law in order to correct a defect in that certain Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock (the "Certificate"), filed on October 12, 2004, hereby certifies as follows:

        1. The Corporation filed the Certificate, designating 50,000 shares of $10.00 par value Series A Convertible Preferred Stock.

        2. The Certificate is defective because the number "50,000" should have read "75,000" instead, which corrected number represents the total number of shares of Series A Convertible Preferred Stock authorized by the Board of Directors.

        3. The defect in the Certificate is hereby corrected by deleting the number "50,000" from the 3rd line (which line begins with the word "value") of numbered paragraph 1 and replacing it with the number "75,000".

        4. The Certificate is further defective because certain words were inadvertently omitted from the Certificate when it was prepared.

        5. The defect in the Certificate is hereby corrected by deleting the final sentence of numbered paragraph 1 in its entirety and replacing it with the following two sentences:

        "The Series A Preferred Stock will rank junior, with respect to dividend rights and rights on liquidation, winding up and dissolution, to other classes or series of preferred stock which may be established by the Board of Directors of the Corporation from time to time and specifically designated as senior to the Series A Preferred Stock (the "Senior Preferred Stock"). The Series A Preferred Stock will rank senior to all other classes of preferred stock of the Corporation not so designated in accordance with the previous sentence and the common stock of the

Corporation (collectively, "Junior Securities"), with respect to dividend rights and rights upon liquidation, winding up and dissolution."

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction as of the 10th day of November, 2004.



                                       REED'S, INC.


                                       By: /s/  Christopher J. Reed
                                           -------------------------------------
                                           Name: Christopher J. Reed
                                           Title: CEO



                                      -2-